INVESTORS’ RIGHTS AGREEMENT
STANDSTILL AND TERMINATION AGREEMENT

This Investors’ Rights Agreement Standstill and Termination Agreement (“Agreement”) is made as of May 9, 2010 (the “Effective Date”), by and between Rubio’s Restaurants, Inc., a Delaware corporation, (“Rubio’s” or the “Company”), and the Ralph rubio and dione rubio family trust (the “Investor”).

Recitals

A.           Rubio’s and the Investor are parties to that certain Amended and Restated Investors’ Rights Agreement, dated as of November 19, 1997, as amended on December 31, 1997 and in May 1998 (the “Original Rights Agreement”), wherein Rubio’s granted to the Investor certain registration rights.

B.           On May 7, 2007, Rubio’s and the Investor entered into an Investors’ Rights Agreement Standstill and Extension Agreement, as amended by the Amendment to Investors’ Rights Agreement Standstill and Extension Agreement dated September 11, 2008, and the Second Amendment to Investors’ Rights Agreement Standstill and Extension Agreement, dated July 29, 2009, which provide, among other things, for an extension of the expiration date applicable to the Investor’s registration rights and modified the registration rights originally granted under the Original Rights Agreement (collectively, the “Original Extension Agreement”).

C.           The Original Extension Agreement superseded the Investors’ Rights Agreement Standstill and Extension Agreement, dated March 12, 2004, and the Investors’ Rights Agreement Standstill and Extension Agreement, dated July 28, 2005.

D.           The Company has entered into an Agreement and Plan of Merger, dated as of May 8, 2010 (the “Merger Agreement”), by and among MRRC Hold Co., a Delaware corporation (“Parent”) and MRRC Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Rubio’s.

E.           Parent and Merger Sub have requested that the Investor not exercise any demand registration rights during the period beginning on the execution date of the Merger Agreement and ending on the earlier of the termination date of the Merger Agreement or the closing of the transactions contemplated by the Merger Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1.             Standstill.  Beginning on the execution date of the Merger Agreement and extending through the earlier date of the termination date of the Merger Agreement or the closing of the transactions contemplated by the Merger Agreement, the Investor will not exercise any demand registration rights, as described in Sections 1.2 or 1.12 of the Original Rights Agreement, as amended by the Original Extension Agreement.

2.             Termination. Effective as of and contingent upon the closing of the transactions contemplated by the Merger Agreement, the Investor acknowledges and agrees that the Original Rights Agreement, as amended by the Original Extension Agreement, will terminate.

3.             Miscellaneous.

(a)           Waivers and Amendments.  Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of Rubio’s and the Investor.

(b)           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(c)           Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(d)           Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as set forth on the signature page of this Agreement.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

(f)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

(g)           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(h)           Entire Agreement.  This Agreement, the Original Rights Agreement and the Original Extension Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

(i)           No Third Party Beneficiaries.  This Agreement and all conditions and provisions hereof are and are intended to be for the sole and exclusive benefit of Rubio’s and the Investor and for the benefit of no other party to the Original Rights Agreement (or any successors or assigns).

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Company:	Rubio’s Restaurants, Inc.
a Delaware corporation

	By:	/s/ Daniel E. Pittard
Daniel E. Pittard
President and Chief Executive Officer

Address:	1902 Wright Place, Suite 300
San Diego, CA 92008
Fax No.: (760) 602-5113

Investor:	the ralph rubio and dione rubio family trust

	By:	/s/ Ralph Rubio
Ralph Rubio, Trustee

Address:	1908 Wright Place, Suite 300
San Diego, CA 92008
Fax No.: (760) 602-5113